Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 (File No. 333-258765) of Brookfield Business Partners L.P. of our report dated 27 September 2021 relating to the financial statements of Modulaire Investments 2 S.à r.l. as at 31 December 2020 prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and subject to an audit under AICPA standards, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Yours truly,

/s/ PricewaterhouseCoopers, Société cooperative

PricewaterhouseCoopers, Société coopérative

Represented by Véronique Lefebvre

Luxembourg, Luxembourg

8 October, 2021